Exhibit 99.1

Pitney Bowes Announces First Quarter 2013 Results

STAMFORD, Conn.--(BUSINESS WIRE)--April 30, 2013--Pitney Bowes Inc. (NYSE: PBI) today reported financial results for the first quarter 2013.

Highlights

  First quarter revenue of $1.2 billion
    Year-over-year revenue growth in Production Mail and Mail Services
    Continued moderation in decline of recurring revenue streams in the SMB group
  Adjusted EPS from continuing operations of $0.42
  GAAP EPS from continuing operations of $0.34, which includes costs of $0.08 associated with the recent debt tender
  First quarter free cash flow of $107 million; GAAP cash from operations of $132 million
  Issued $425 million of 30 year bonds and retired approximately $405 million of debt originally scheduled to mature between 2014 and 2016.
  Sale of the U.S. International Mail Services (IMS) business completed
  On April 29, 2013, the Board of Directors approved a second quarter dividend of 18.75 cents per share for the Company’s common stock.

President and Chief Executive Officer, Marc Lautenbach, commented, “We are taking a number of actions in support of the long-term health and growth of our business. While the results for the quarter were mixed, we are seeing progress in key elements of the business. We continued to experience a moderation in the decline of recurring revenue streams in our SMB group, as well as growth in both our Production Mail and Mail Services segments. Mail Services revenue grew because of increased cross-border shipments, related to the early stages of implementation of our partnership with ebay. We had weaker revenue and EBIT results than expected in our Software segment due in part to continued global economic uncertainty. We believe we have substantial opportunities in these software markets and have taken actions to capture these opportunities.

“Since joining the Company, I have actively sought input on strengths and opportunities from our clients, our shareholders and our management team. As a result, we have identified actions and developed plans focused on improving revenues, managing costs, and improving working capital. We have taken some very important first steps, including the announcement of a number of new management appointments, actions to enhance our balance sheet and capital allocation flexibility and exiting some non-strategic businesses.

“In connection with our ongoing management of the Company’s capital structure, our Board of Directors approved a reduced second quarter dividend of 18.75 cents per share for the Company’s common stock. This action will provide us the added financial flexibility to invest in the business and enhance our capital structure, while continuing to provide a very competitive return to shareholders.

“I am excited at our prospects and look forward to providing the details of these plans and our path to enhance shareholder value at our Investor Update meeting on May 3rd.”

First Quarter 2013 Results

Revenue for the quarter was $1.2 billion, a decline of 4 percent when compared to the prior year. Revenue for the quarter benefited from growth in the Production Mail and Mail Services segments. International Mailing revenue was flat with the prior year. Revenue was adversely impacted by lower recurring revenue streams in the Small and Medium Business (SMB) group, lower licensing revenue in the Software segment, and some pricing pressures in the Management Services segment.

Earnings per diluted share for the quarter, on a Generally Accepted Accounting Principles (GAAP) basis, were $0.33 compared to $0.79 per diluted share for the prior year.

First quarter 2012 GAAP earnings per diluted share included a $0.11 per share tax benefit in continuing operations, plus a $0.10 per share tax benefit in discontinued operations, resulting from the resolution of additional tax matters with the IRS. First quarter 2012 GAAP earnings per diluted share also included a net $0.06 per share benefit from the sale of leveraged lease assets in Canada.

First quarter 2013 GAAP earnings per diluted share were reduced by $0.08 due to costs associated with the retirement of approximately $405 million of debt originally scheduled to mature between 2014 and 2016.

Excluding the factors noted above, adjusted earnings per diluted share from continuing operations for the first quarter 2013 were $0.42 compared to $0.52 in the prior year, as detailed in the table below:

Earnings Per Share Reconciliation*	Q1 2013	Q1 2012
GAAP EPS	$0.33	$0.79
Discontinued operations – (income) loss	$0.01	($0.09)
GAAP EPS from continuing operations	$0.34	$0.70
Sale of Leveraged Lease Assets	-	($0.06)
Costs associated with retirement of debt	$0.08	-
Adjusted EPS from continuing operations including net tax benefit	$0.42	$0.64
Net tax benefit	-	($0.11)
Adjusted EPS from continuing operations excluding net tax benefit	$0.42	$0.52

* The sum of the earnings per share may not equal the totals above due to rounding.

Free Cash Flow Results

Free cash flow for the quarter was $107 million, while on a GAAP basis, the Company generated $132 million in cash from operations. In comparison, prior year free cash flow benefited from tax refunds associated with resolution of tax matters with the IRS. During the quarter, the Company used $75 million of cash for dividends and $16 million for restructuring payments.

During the quarter, the Company also issued $425 million of 30 year bonds that are callable at par after five years. The Company used the proceeds of the bond issuance to retire approximately $405 million of debt originally scheduled to mature between 2014 and 2016.

Business Segment Results

SMB Solutions Group

	1Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$598 million	(5%)	(5%)
EBIT	$172 million	(13%)

Within the SMB Solutions Group:

North America Mailing
	1Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$430 million	(7%)	(7%)
EBIT	$155 million	(13%)

During the quarter, North America Mailing was adversely impacted by lower recurring revenue streams. However, the trend of recurring revenues has continued to moderate versus the prior year. The Company expects this trend to continue. Revenue during the quarter was also adversely impacted by lower equipment sales.

EBIT for the segment declined versus the prior year as a result of a higher proportion of new equipment placements in lieu of lease extensions and the decline in higher-margin recurring revenue streams. In addition, EBIT comparisons were adversely impacted by a favorable credit loss adjustment in the prior year.

International Mailing
	1Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$167 million	0%	0%
EBIT	$18 million	(11%)

International Mailing revenue benefited from increased sales from the second half 2012 launch of Connect+™ mailing systems in France and Germany and postal rate change related revenue in France. This was offset by lower equipment sales in the UK due to the weak economic environment, as well as lower sales in the Nordics. EBIT was adversely impacted by higher product costs associated with foreign currency movements and costs related to facilities consolidation.

Enterprise Business Solutions Group

	1Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$569 million	(4%)	(3%)
EBIT	$42 million	(36%)

Within the Enterprise Business Solutions Group:

Worldwide Production Mail
	1Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$119 million	3%	4%
EBIT	$3 million	10%

Production Mail revenue benefited from the installation of some large production print orders and there continues to be a higher quarter-end backlog than in the prior year. The Company also recognized its initial license revenue associated with the delivery of Volly™ software to Australia Post. EBIT benefited from the growth in revenue, offset by the higher mix of production printers that have lower margins than inserter products. The continued investment in Volly also impacted EBIT margin. Excluding the net investments associated with Volly, the EBIT margin would have been approximately 400 basis points higher.

Software
	1Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$81 million	(20%)	(19%)
EBIT	$5 million	(54%)

Software revenue and EBIT declined compared to the prior year due primarily to fewer large dollar licensing deals and the delay in some deal signings, particularly in the Americas. Prior year results benefitted from a large multi-year licensing agreement with Facebook for global location intelligence applications. During the quarter, weakness continued in the European and Asian operations due to on-going austerity measures in the public sector. EBIT was unfavorably impacted by the decline in licensing revenue. Despite the revenue decline, the Company continued to invest in product development to drive future growth.

Management Services
	1Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$225 million	(2%)	(2%)
EBIT	$13 million	(6%)

Management Services revenue was adversely impacted by pricing pressures on contract renewals. EBIT margin was nearly flat year-over-year as productivity improvements substantially offset the revenue impacts. The Company recently signed large, multi-year contracts for document processing services with two state agencies. These contracts should enhance revenue growth as they are implemented in coming quarters.

Mail Services
	1Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$119 million	4%	4%
EBIT	$19 million	(43%)

Mail Services revenue benefited from volumes associated with the early-stage roll out of the Company’s ecommerce solutions for cross-border package delivery. EBIT margin was affected this quarter by investments and costs for the start-up phase of the Company’s new ecommerce offering. Prior year EBIT included a $7 million insurance reimbursement related to the fire at its Dallas presort facility that adversely impacted year-over-year comparisons.

Marketing Services
	1Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$25 million	(16%)	(16%)
EBIT	$2 million	(59%)

Marketing Services revenue and EBIT declined due to lower marketing fees related to certain marketing category contract renewals and fewer household moves when compared to the prior year.

2013 Guidance Update

This guidance discusses future results which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2012 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

The Company still expects 2013 revenue, excluding the impacts of currency, to be in the range of flat to 3 percent growth when compared to 2012, and continues to expect adjusted earnings per diluted share to be in the range of $1.85 to $2.00. The Company also continues to expect free cash flow to be in the range of $600 million to $700 million.

The Company is updating its 2013 annual guidance for GAAP earnings per diluted share from continuing operations to reflect the first quarter charge of $0.08 per diluted share related to costs associated with the recent debt tender. The Company now expects GAAP earnings per diluted share from continuing operations to be in the range of $1.77 to $1.92. This guidance excludes any further actions that are planned or under consideration by the Company to streamline its operations and further reduce its cost structure.

The Company expects that it will make continued investments in its growth initiatives that will result in higher expenses in the first half of the year, but are anticipated to lead to greater revenue and margin contribution beginning in the second half of the year. Additionally, it is expected that the decline in recurring revenue streams will continue to moderate and will have less of an impact on revenue and earnings in the second half of the year. The Company expects interest expense to increase approximately $10 million, or $0.03 per diluted share, related to the interest rate differential between the Company’s recent $425 million debt issuance and the debt tendered.

The Company will provide more information regarding its plans and the expected financial impacts at their May 3rd Investor update meeting.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. EDT. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pb.com.

About Pitney Bowes

Delivering more than 90 years of innovation, Pitney Bowes provides business communications software, mailing systems and services that integrate physical and digital communications channels. Long known for making its customers more productive, Pitney Bowes is increasingly helping other companies grow their business through advanced customer communications management. Pitney Bowes is a $5 billion company with 29,000 employees worldwide. Pitney Bowes: Every connection is a new opportunity™. www.pb.com

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP). The Company uses measures such as adjusted earnings per share, adjusted income from continuing operations and free cash flow to exclude the impact of special items like restructuring charges, tax adjustments, and asset write-downs, because, while these are actual Company expenses, they can mask underlying trends associated with our business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

The use of free cash flow provides investors insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. Management uses segment EBIT to measure profitability and performance at the segment level. EBIT is determined by deducting the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges, asset impairments, and goodwill charges which are recognized on a consolidated basis. In addition, financial results are presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about our future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: mail volumes; the uncertain economic environment; timely development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; management of outsourcing arrangements; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; and other factors beyond our control as more fully outlined in the Company's 2012 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months ended March 31, 2013 and 2012, and consolidated balance sheets at March 31, 2013 and December 31, 2012 are attached.

Pitney Bowes Inc. Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)
	Three months ended March 31,
	2013	2012
Revenue:
Equipment sales	$214,999	$220,179
Supplies	74,287	76,365
Software	87,012	104,350
Rentals	136,379	140,389
Financing	116,762	126,748
Support services	165,486	173,518
Business services	372,031	378,587

Total revenue	1,166,956	1,220,136

Costs and expenses:
Cost of equipment sales	109,337	96,916
Cost of supplies	23,262	23,871
Cost of software	20,706	21,093
Cost of rentals	27,755	30,225
Financing interest expense	19,875	21,139
Cost of support services	108,009	115,087
Cost of business services	291,648	286,817
Selling, general and administrative	377,206	405,486
Research and development	33,335	34,073
Other interest expense	30,739	29,367
Interest income	(1,748)	(1,733)
Other expense (income), net	25,121	(3,234)

Total costs and expenses	1,065,245	1,059,107

Income from continuing operations before income taxes	101,711	161,029

Provision for income taxes	27,549	15,493

Income from continuing operations	74,162	145,536

(Loss) income from discontinued operations, net of tax	(2,062)	17,728

Net income before attribution of noncontrolling interests	72,100	163,264

Less: Preferred stock dividends of subsidiaries attributable to noncontrolling interests	4,594	4,594

Net income - Pitney Bowes Inc.	$67,506	$158,670

Amounts attributable to common stockholders:
Net income from continuing operations	$69,568	$140,942
(Loss) income from discontinued operations, net of tax	(2,062)	17,728

Net income - Pitney Bowes Inc.	$67,506	$158,670

Basic earnings per share attributable to common stockholders (1):
Continuing operations	0.35	0.70
Discontinued operations	(0.01)	0.09

Net income - Pitney Bowes Inc.	$0.34	$0.79

Diluted earnings per share attributable to common stockholders (1):
Continuing operations	0.34	0.70
Discontinued operations	(0.01)	0.09

Net income - Pitney Bowes Inc.	$0.33	$0.79

(1)	The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc. Consolidated Balance Sheets (Unaudited in thousands, except per share data)

Assets	March 31, 2013	December 31, 2012
Current assets:
Cash and cash equivalents	$909,664	$913,276
Short-term investments	37,712	36,611

Accounts receivable, gross	663,357	748,469
Allowance for doubtful accounts receivable	(15,739)	(20,219)
Accounts receivable, net	647,618	728,250

Finance receivables	1,160,865	1,213,776
Allowance for credit losses	(23,774)	(25,484)
Finance receivables, net	1,137,091	1,188,292

Inventories	167,469	179,678
Current income taxes	49,082	51,836
Other current assets and prepayments	113,142	114,184

Total current assets	3,061,778	3,212,127

Property, plant and equipment, net	377,246	385,377
Rental property and equipment, net	236,026	241,192

Finance receivables	993,242	1,041,099
Allowance for credit losses	(13,206)	(14,610)
Finance receivables, net	980,036	1,026,489

Investment in leveraged leases	34,236	34,546
Goodwill	2,115,450	2,136,138
Intangible assets, net	153,440	166,214
Non-current income taxes	93,391	94,434
Other assets	564,503	563,374

Total assets	$7,616,106	$7,859,891

Liabilities, noncontrolling interests and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,586,957	$1,809,226
Current income taxes	207,081	240,681
Notes payable and current portion of long-term obligations	375,000	375,000
Advance billings	466,677	452,130

Total current liabilities	2,635,715	2,877,037

Deferred taxes on income	94,883	69,222
Tax uncertainties and other income tax liabilities	144,739	145,881
Long-term debt	3,657,634	3,642,375
Other non-current liabilities	713,578	718,375

Total liabilities	7,246,549	7,452,890

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	4	4
Cumulative preference stock, no par value, $2.12 convertible	648	648
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	203,454	223,847
Retained Earnings	4,736,961	4,744,802
Accumulated other comprehensive loss	(711,974)	(681,213)
Treasury Stock, at cost	(4,479,244)	(4,500,795)

Total Pitney Bowes Inc. stockholders' equity	73,187	110,631

Total liabilities, noncontrolling interests and stockholders' equity	$7,616,106	$7,859,891

	Pitney Bowes Inc. Revenue and EBIT Business Segments March 31, 2013 (Unaudited)

(Dollars in thousands)	Three Months Ended March 31,
	2013	2012	% Change
Revenue

North America Mailing	$430,375	$461,305	(7%)
International Mailing	167,455	168,014	(0%)
Small & Medium Business Solutions	597,830	629,319	(5%)

Production Mail	118,802	115,016	3%
Software	80,721	100,327	(20%)
Management Services	225,256	230,630	(2%)
Mail Services	118,855	114,636	4%
Marketing Services	25,492	30,208	(16%)
Enterprise Business Solutions	569,126	590,817	(4%)

Total Revenue	$1,166,956	$1,220,136	(4%)

EBIT (1)

North America Mailing	$154,505	$178,171	(13%)
International Mailing	17,749	19,997	(11%)
Small & Medium Business Solutions	172,254	198,168	(13%)

Production Mail	3,055	2,779	10%
Software	4,890	10,692	(54%)
Management Services	12,545	13,315	(6%)
Mail Services	19,349	34,245	(43%)
Marketing Services	1,986	4,817	(59%)
Enterprise Business Solutions	41,825	65,848	(36%)

Total EBIT	$214,079	$264,016	(19%)

Unallocated amounts:
Interest, net	(48,866)	(48,773)
Corporate and other expenses	(63,502)	(54,214)

Income from continuing operations before income taxes	$101,711	$161,029

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc. Reconciliation of Reported Consolidated Results to Adjusted Results (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012

GAAP income from continuing operations after income taxes, as reported	$69,568	$140,942
Extinguishment of debt	15,325	-
Sale of leveraged lease assets	-	(12,886)
Income from continuing operations after income taxes, as adjusted	$84,893	$128,056

GAAP diluted earnings per share from continuing operations, as reported	$0.34	$0.70
Extinguishment of debt	0.08	-
Sale of leveraged lease	-	(0.06)
Diluted earnings per share from continuing operations, as adjusted	$0.42	$0.64

GAAP net cash provided by operating activities, as reported	$132,160	$71,380
Capital expenditures	(38,839)	(50,029)
Restructuring payments	16,275	26,245
Extinguishment of debt	25,121	-
Pension contribution	-	95,000
Tax payments on sale of leveraged lease assets	-	69,233
Reserve account deposits	(27,327)	(25,674)

Free cash flow, as adjusted	$107,390	$186,155

NOTE:

The sum of the earnings per share amounts may not equal the totals above due to rounding.

The above table includes an adjustment to GAAP net cash provided by operating activities due to a reclassification between net cash provided by operating activities and net cash used in investing activities.

As a result, GAAP net cash provided by operating activities decreased by $24.6 million for the three months ended March 31, 2012.

Pitney Bowes Inc. Reconciliation of Reported Consolidated Results to Adjusted Results (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012

GAAP income from continuing operations after income taxes, as reported	$69,568	$140,942
Extinguishment of debt	15,325	-
Sale of leveraged lease assets	-	(12,886)
Income from continuing operations after income taxes, as adjusted	84,893	128,056
Provision for income taxes, as adjusted	37,345	32,194
Preferred stock dividends of subsidiaries attributable to noncontrolling interests	4,594	4,594
Income from continuing operations, as adjusted	126,832	164,844
Interest expense, net	48,866	48,773
Adjusted EBIT	175,698	213,617
Depreciation and amortization	57,227	64,370
Adjusted EBITDA	$232,925	$277,987

CONTACT:
Pitney Bowes Inc.
Editorial
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial
Charles F. McBride, 203-351-6349
VP, Investor Relations
Website – www.pitneybowes.com